FOR IMMEDIATE RELEASE

Wrap Technologies First International Order
for BolaWrap 100

Fielding Worldwide Inquiries for New Non-Lethal Tool

LAS VEGAS, Nevada, August 21, 2018 – Wrap Technologies, Inc. (OTCQB: WRTC), an innovator of modern policing solutions, announced today it has accepted its first international order for its BolaWrap 100 non-lethal remote restraint device.

“We are seeing a dramatic increase in interest in BolaWrap 100 both domestically and internationally as a result of media and our marketing efforts,” said David Norris, President of Wrap Technologies. “We are being very selective as we develop export opportunities and acceptance of this first opening Asian order follows several months of diligence.”

In recent weeks the Company has fielded multiple inquiries from Europe, Asia (including the Middle East), Central and South America and Canada. The largest 100 countries in these markets represent an addressable market of over 12 million police officers compared to 765,000 sworn officers in the United States. In many countries, including England, Ireland, New Zealand, Iceland, Norway and others, police officers do not routinely carry firearms and have limited tools to engage an increasingly non-compliant public.

“While police worldwide are universally trained to de-escalate hostile situations and use minimal violence in response to a threat, challenges and controversies regarding use of force and mental health encounters create a receptive global market for our new early engagement tool,” stated Mr. Norris. “Our aggressive growth strategy includes targeting important international markets both directly and through qualified representatives.”

The Company reported that it is designing production to meet the potential of a very large global market for the BolaWrap 100. It is also developing export compliance and the logistics required to deliver in selected international markets. The Company owns three U.S. patents and five pending patents on its technology. The Company has also filed to reserve all international patent rights to its BolaWrap innovations. Other technology innovations are currently under development expected to result in more patent filings this year. The Company’s strategy is to aggressively secure its product innovations in both domestic and international markets.

For information on the Company please visit www.wraptechnologies.com. Examples of recent media coverage are available as links under the “Media” tab of the website.

About Wrap Technologies (OTCQB: WRTC)
Wrap Technologies is an innovator of modern policing solutions. Wrap Technology premiered its hand-held BolaWrap™ 100 remote restraint solution at the International Association of Police Chiefs (IACP) October 2017 international conference. In December 2017 the Company completed a self-underwritten IPO and trades on the OTCQB Venture Market for early stage and developing U.S. and international companies.

BolaWrap is a patented, hand-held remote restraint device that discharges an eight-foot bola style Kevlar® tether to entangle an individual at a range of 10-25 feet. Developed by award winning inventor Elwood Norris, the small but powerful BolaWrap assists law enforcement to safely and effectively control encounters.

Trademark Information: BolaWrap is a trademark of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements – Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company’s overall business, total addressable market and expectations regarding future sales and expenses. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to manufacture and produce product for its customers; the Company’s ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors included in the Company’s most recent quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management.  Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

WRAP TECHNOLOGIES’ CONTACT :
David Norris
800-583-2652, Ext #504
david@wraptechnologies.com